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                                                                       EXHIBIT 5

             [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                                               February 22, 2000

Board of Directors
Ascent Entertainment Group, Inc.
1225 Seventeenth Street, Suite 1800
Denver, Colorado 80202

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Ascent Entertainment Group, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Agreement"), by and among the Company, Liberty Media Corporation ("Liberty") and AEG Acquisition, Inc., a wholly owned subsidiary of Liberty ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, Merger Sub will commence a tender offer (the "Tender Offer") for any and all outstanding shares of Common Stock, par value $.01 per share of the Company and the associated Rights at a price of $15.25 per share. The Tender Offer will be followed by the Merger in which the shares of all stockholders who did not tender in the Tender Offer will be converted into the right to receive the same cash consideration per share as in the Tender Offer.

     In arriving at our opinion, we have reviewed the draft dated February 20, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with Company management were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, including the proceeds from the possible sale of Ascent Sports Holdings. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender their shares in the Tender Offer or as to how such stockholder should vote on the proposed transaction.
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                                                Ascent Entertainment Group, Inc.
                                                                          Page 2

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Liberty in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                                          By:      /s/ PAUL D'ADDARIO
                                            ------------------------------------
                                            Paul D'Addario
                                            Managing Director